Subsidiaries of the Registrant


 SUBSIDIARY                             STATE/PROVINCE OF INCORPORATION

 API/JPE, Inc.                                    Missouri
 Brake, Axle and Tandem Company Canada
   Inc., a subsidiary of Dayton Parts, Inc.       Alberta, Canada
 Dayton Parts, Inc.                               Michigan
 Fastener Acquisition, Inc.                       Michigan
 JPE Canada Inc.                                  Ontario, Canada
 JPE Finishing, Inc.                              Ohio
 Plastic Trim, Inc.                               Ohio
 SAC Corporation                                  Michigan
 Starboard Industries, Inc.,                      Michigan
   a subsidiary of SAC Corporation